Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-187086, 333-155445 and 33-61847) of Protective Life Corporation of our report dated June 25, 2015 relating to the financial statements of the Protective Life Corporation 401(k) and Stock Ownership Plan, which appears in this Form 11-K.

/s/PRICEWATERHOUSECOOPERS LLP

Birmingham, Alabama

June 25, 2015